Exhibit 10.6

Houston Technology Center Suite 325 410 Pierce Street Houston, TX 77002
Phone: 832-431-3555 Fax: 858-756-0482

April 2, 2014

Sunil Chada, PhD

PSYGEN, Inc.

[Address Removed]

Re:	Consulting for MultiVir, Inc. (the “Company”)

Dear Dr. Chada:

The Board of Directors of the Company recognizes that your commitment as a consultant to the Company prior to a Trigger Transaction (as hereinafter defined) and as an employee of the Company following a Trigger Event can make a substantial contribution to the growth and success of the Company. The Company to retain you as a consultant from the date hereof through the date of a Trigger Event and employ you following a Trigger Event in an executive capacity and compensate you for your efforts.

This letter agreement will set forth the terms upon which you will provide personal services to the Company on behalf of PSYGEN, Inc., a Texas corporation, prior to the initial public offering of the securities of the Company (“IPO”), or the consummation of a financing transaction of the Company in a private placement of the securities of the Company in an amount of $30 million or more (“Qualified Private Placement”). Each of an IPO or a Qualified Private Placement may be referred to herein as a “Trigger Event.”

Commencing on the date hereof you will be retained as a consultant by the Company prior to a Trigger Event and employ you as its Vice President and Chief Science Officer following a Trigger Event pursuant to the Employment Agreement in the form of
Exhibit B attached hereto. As a consultant, you agree to devote approximately one-third of your work time to the Company and to faithfully and diligently perform such duties appropriate to said position subject to the direction the Officers designated by the Board of Directors. Prior to a Trigger Event, you will be compensated with a consulting fee of $8,000 per month (gross of taxes).

In the performance of all services hereunder: (a) you shall be deemed to be and shall be an independent contractor and as such you shall not be entitled to any benefits applicable to employees of the Company; (b) you shall have sole responsibility for the payment of all applicable governmental taxes including Federal, State and local income taxes and disability insurance, Social Security and other similar taxes; and (c) you shall comply with all applicable (U.S. and foreign) laws and regulations. In the event you have a separate consulting agreement with the Company, the terms and conditions of that agreement shall continue in full force and effect except as specifically amended by the terms hereof.

You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you (in accordance with the Company’s applicable policies and procedures) in performing services hereunder. You will also be entitled to participate in any benefit plans established by the Company and the Company’s 2014 Stock Option and Grant Plan (the “Plan”). Under the Plan you will receive options to purchase 175,000 shares of restricted stock the Company pursuant to an Option Agreement to be issued to you pursuant to the Plan.

Your retention hereunder is “at-will” and as such the Company may terminate the employment relationship at any time, subject to its obligations herein. If the Company successfully completes a Trigger Transaction, the Employment Agreement in the form of Exhibit B attached hereto shall take effect. If the Company does not complete a Trigger Event on or before March 31, 2015, this Agreement shall terminate on March 31, 2015; provided, however, that this agreement shall continue after March 31, 2015 unless terminated upon 30-days prior written notice by either party.

In addition, by countersigning this letter agreement, you reaffirm your binding obligations to the company pursuant to your Consulting Services Agreement in general and specifically Section 4 thereof related to “Proprietary Rights” (see, Exhibit A hereto).

We look forward to working together to build MultiVir.

Very truly yours,

MultiVir, Inc.

By:	/s/ Robert E. Sobol

Name: Robert E. Sobol, MD
Title: President and CEO

Agreed and Consented to:

/s/ Sunil Chada
Print Name: Sunil Chada, PhD

Exhibit A to Consulting Letter Agreement

Consulting Services Agreement Section 4 related to “Proprietary Rights.”

4.	PROPRIETARY RIGHTS.

(a)	Definitions. For the purpose of this Section 4, the terms set forth below shall have the following meanings:

i.	Concepts and Ideas. For purposes of this Agreement, “Concepts and Ideas” shall mean those concepts and ideas disclosed by the Company to the Consultant or which are first developed by the Consultant during the course of performance of the Services hereunder and which relate to the Company’s past, present, or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

ii.	Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean and collectively include all information relating to the business, plans and/or technology of the Company including, but not limited to, technical information, including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific pre-clinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (x) can be demonstrated to have already been publicly known or available or generally known in the trade or business of the Company prior to the date of the disclosure to the Consultant, (y) can be demonstrated to have been rightfully in the possession of the Consultant prior to the disclosure of such information to the Consultant, or (z) is required to be disclosed by Consultant as a matter of law or by a judicial or governmental order or requirement.

(b)	Non-Disclosure to Third Parties. Except as may be required for the Consultant to perform the Services, the Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Concepts and Ideas to any third party without the prior written consent of the Company.

(c)

Patents. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis which the Consultant may develop as a direct result of rendering Services to the Company under this Agreement (collectively the “Developments”), shall (i) promptly be brought to the attention of the Company by the Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(d)	Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company any Developments. The Consultant will execute all documents and perform all lawful acts, which the Company considers reasonably necessary or advisable to secure its rights hereunder.

In the event the company is unable for any reason to secure the Consultant’s signature to any document required to apply for or execute any patent, copyright or other application with respect to any Developments, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s attorneys-in-fact to act for and on behalf of the Consultant, for the sole purpose of executing and filing any such document.

Exhibit A to Consulting Letter Agreement

Employment Agreement

Houston Technology Center Suite 325 410 Pierce Street Houston, TX 77002
Phone: 832-431-3555 Fax: 858-756-0482

July 22, 2014

Sunil Chada, PhD

[Address Removed]

Re:	Consulting for MultiVir, Inc. (the “Company”)

Dear Dr. Chada:

This document will amend the letter agreement between you and the Company related to your consulting position. Commencing on July 1, 2014 you agree that you have increased your time that you dedicate to the Company to one-half (1/2) of your working time (not less than 20 hours per week, on average) and the Company agrees that your consulting compensation shall increase to $12,000 per month (gross of taxes).

Very truly yours,

MultiVir, Inc.

By:	/s/ Robert E. Sobol
Name:	Robert E. Sobol, MD
Title:	President and CEO

Agreed and Consented to:

/s/ Sunil Chada
Print Name: Sunil Chada, PhD